Exhibit 99.1

Press Release

MagnaChip Reports Third Quarter 2012 Financial Results

•	Revenue Increased 9.5% Sequentially and 10.7% Year-Over-Year Driven By Solid Foundry Revenue Growth

•	Gross Margin of 34.5% Expanded 350 Basis Points Sequentially and 450 Basis Points Year-Over-Year

•	Achieved GAAP EPS of $1.30 Per Diluted Share and Adjusted EPS of $0.81 Per Diluted Share

SEOUL, South Korea and CUPERTINO, Calif., November 1, 2012 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the third quarter ended September 30, 2012.

Revenue for the third quarter of 2012 was $221.9 million, a 9.5% increase compared to $202.6 million for the second quarter of 2012, and a 10.7% increase compared to $200.4 million for the third quarter of 2011.

Gross margin was $76.4 million or 34.5%, as a percent of revenue, for the third quarter of 2012. This compares to gross margin of $62.9 million or 31.0% for the second quarter of 2012 and $60.1 million or 30.0% for the third quarter of 2011.

Net income, on a GAAP basis, for the third quarter of 2012 totaled $48.4 million or $1.30 per diluted share. This compares to net income of $4.3 million or $0.12 per diluted share for the second quarter of 2012 and net loss of $56.0 million or $1.43 per diluted share for the third quarter of 2011. Net income was impacted primarily by a foreign currency gain of $21.8 million during the quarter which was primarily related to non-cash foreign currency translation for intercompany balances that were denominated in U.S. dollars.

“Our sequential revenue growth of nearly 10% put us at the high end of the semiconductor group in terms of top line performance with smartphone and tablet PC demand remaining strong going into the fourth quarter. This smartphone and tablet PC demand is well diversified with MagnaChip supplying about 50 unique products to 26 different customers,” said Sang Park, MagnaChip Chairman and CEO. “In addition to strong revenue growth, our Q3 gross margin was up 350 basis points sequentially and up 630 basis points since Q1 due to higher fab utilization and improved product mix shift.”

Adjusted net income, a non-GAAP measurement, for the third quarter of 2012 totaled $30.4 million or $0.81 per diluted share compared to $17.9 million or $0.48 per diluted share for the second quarter of 2012 and $18.2 million or $0.46 per diluted share for the third quarter of 2011.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP.

Combined cash balances (cash and cash equivalents plus restricted cash) totaled $165.8 million at the end of the third quarter of 2012, an increase of $4.8 million from the end of the prior quarter. Cash provided from operations totaled approximately $23.0 million for the third quarter of 2012.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Semiconductor Manufacturing Services	$117,978	$91,318	$81,571
Display Solutions	69,415	76,784	91,767
Power Solutions	33,849	33,699	26,358
Other	630	833	709
Total Revenue	$221,872	$202,634	$200,405

Third Quarter and Recent Company Highlights

•	Seventh Consecutive Quarter of Achieving Financial Guidance.

•	Expanded Gross Margins to $76.4 million or 34.5%.

•	Achieved GAAP EPS of $1.30 Per Diluted Share and Adjusted EPS of $0.81 Per Diluted Share.

•	Repurchased 444 Thousand Shares under MagnaChip’s 2011 Stock Repurchase Program.

Business Outlook

For the fourth quarter of 2012, MagnaChip expects:

•	Revenue will be in the range of $213 million to $222 million.

•	Gross margin will be 33.5% to 34.5%.

Non-GAAP Metrics

Adjusted EBITDA excludes charges related to depreciation and amortization, interest expense, net, income tax expense, restructuring and impairment charges, stock-based compensation expense, foreign currency loss (gain), net, derivative valuation loss (gain), net, secondary offering and others, and loss on early extinguishment of senior notes. Adjusted net income (loss) excludes charges related to restructuring and impairment charges, stock-based compensation expense, amortization of intangible assets associated with continuing operations, foreign currency loss (gain), net, derivative valuation loss (gain), net, secondary offering and others, and loss on early extinguishment of senior notes. A reconciliation of GAAP results to non-GAAP results is included following the financial statements.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including fourth quarter 2012 revenue and gross margin. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on March 8, 2012 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

# # #

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net sales	$221,872	$202,634	$200,405
Cost of sales	145,432	139,776	140,284

Gross profit	76,440	62,858	60,121

Gross profit %	34.5%	31.0%	30.0%
Selling, general and administrative expenses	21,388	20,093	17,881
Research and development expenses	19,470	19,762	19,003
Restructuring and impairment charges	—	—	1,621

Operating income	35,582	23,003	21,616
Other income (expense)
Interest expense, net	(5,746)	(5,619)	(5,860)
Foreign currency gain (loss), net	21,782	(10,586)	(68,058)
Loss on early extinguishment of senior notes	—	—	(1,357)
Other	695	701	(558)

	16,731	(15,504)	(75,833)

Income (loss) before income taxes	52,313	7,499	(54,217)

Income tax expense	3,901	3,159	1,793

Net income (loss)	$48,412	$4,340	$(56,010)

Earnings (loss) per common share :
– Basic	$1.34	$0.12	$(1.43)
– Diluted	$1.30	$0.12	$(1.43)

Weighted average number of shares—Basic	36,199,655	36,713,569	39,064,071
Weighted average number of shares—Diluted	37,324,787	37,566,699	39,064,071

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net income (loss)	$48,412	$4,340	$(56,010)
Adjustments:
Depreciation and amortization	8,443	7,923	13,053
Interest expense, net	5,746	5,619	5,861
Income tax expense	3,901	3,159	1,793
Restructuring and impairment charges	—	—	1,621
Stock-based compensation expense	535	457	552
Foreign currency loss (gain), net	(21,782)	10,586	68,058
Derivative valuation loss (gain), net	(695)	(701)	558
Secondary offering and others	2,119	1,216	—
Loss on early extinguishment of senior notes	—	—	1,357

Adjusted EBITDA	$46,679	$32,599	$36,843

Adjusted EBITDA per common share:
– Diluted	$1.25	$0.87	$0.92
Weighted average number of shares—Diluted	37,324,787	37,566,699	39,973,691
Net income (loss)	$48,412	$4,340	$(56,010)
Adjustments:
Restructuring and impairment charges	—	—	1,621
Stock-based compensation expense	535	457	552
Amortization of intangibles	1,829	1,980	2,092
Foreign currency loss (gain), net	(21,782)	10,586	68,058
Derivative valuation loss (gain), net	(695)	(701)	558
Secondary offering and others	2,119	1,216	—
Loss on early extinguishment of senior notes	—	—	1,357

Adjusted net income	$30,418	$17,878	$18,228

Adjusted net income per common share:
– Diluted	$0.81	$0.48	$0.46
Weighted average number of shares—Diluted	37,324,787	37,566,699	39,973,691

We define Adjusted EBITDA as net income adjusted to exclude (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges, (v) stock-based compensation expense, (vi) foreign currency loss (gain), net, (vii) derivative valuation loss (gain), net, (viii) secondary offering and others, and (ix) loss on early extinguishment of senior notes.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income adjusted to exclude (i) restructuring and impairment charges (ii) stock-based compensation expense, (iii) amortization of intangibles, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) secondary offering and others, and (vii) loss on early extinguishment of senior notes.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$165,658	$162,111
Restricted cash	136	6,830
Accounts receivable, net	148,537	125,922
Inventories, net	75,020	62,836
Other receivables	2,097	256
Prepaid expenses	9,120	6,032
Other current assets	19,270	15,909

Total current assets	419,838	379,896

Property, plant and equipment, net	229,632	182,663
Intangible assets, net	16,684	16,787
Long-term prepaid expenses	9,575	4,790
Other non-current assets	17,044	18,539

Total assets	$692,773	$602,675

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$97,386	$77,848
Other accounts payable	19,049	13,452
Accrued expenses	40,483	31,723
Current portion of capital lease obligations	—	2,852
Derivative liabilities	1,818	9,757
Other current liabilities	8,460	2,007

Total current liabilities	167,196	137,639
Long-term borrowings, net	201,586	201,389
Accrued severance benefits, net	105,051	90,755
Other non-current liabilities	11,556	6,222

Total liabilities	485,389	436,005

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 39,513,351 shares issued and 35,954,925 outstanding at September 30, 2012 and 39,439,115 shares issued and 37,907,575 outstanding at December 31, 2011	395	394
Additional paid-in capital	100,834	98,929
Retained earnings	161,965	93,950
Treasury stock, 3,558,426 shares at September 30, 2012	(34,730)	(11,793)
Accumulated other comprehensive loss	(21,080)	(14,810)

Total stockholders’ equity	207,384	166,670

Total liabilities and stockholders’ equity	$692,773	$602,675

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2012	September 30, 2011
Cash flows from operating activities
Net income (loss)	$48,412	$68,015	$(1,912)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,443	23,840	42,368
Provision for severance benefits	5,804	16,779	13,137
Amortization of debt issuance costs and original issue discount	256	753	728
Loss (gain) on foreign currency translation, net	(25,359)	(25,304)	33,220
Loss (gain) on disposal of property, plant and equipment, net	16	(174)	(15)
Loss on disposal of intangible assets, net	11	26	17
Restructuring and impairment charges	—	—	4,096
Stock-based compensation	535	1,450	1,798
Loss on early extinguishment of senior notes	—	—	5,460
Other	16	(332)	651
Changes in operating assets and liabilities
Accounts receivable	(9,872)	(18,168)	(4,400)
Inventories	2,972	(8,526)	(4,400)
Other receivables	793	(1,787)	836
Other current assets	(9,513)	(662)	(3,196)
Deferred tax assets	368	1,514	1,483
Accounts payable	2,818	17,472	15,072
Other accounts payable	(10,377)	(700)	7,157
Accrued expenses	5,871	13,761	(18,278)
Other current liabilities	2,839	9,450	(1,209)
Payment of severance benefits	(753)	(5,569)	(6,549)
Other	(243)	(2,239)	141

Net cash provided by operating activities	23,037	89,599	86,205

Cash flows from investing activities
Decrease (increase) in restricted cash	5,140	6,774	(9,711)
Proceeds from disposal of plant, property and equipment	46	937	29
Purchase of plant, property and equipment	(10,017)	(56,745)	(42,945)
Payment for intellectual property registration	(187)	(752)	(521)
Payment for acquisition	—	(8,642)	—
Decrease in short-term financial instruments	—	173	—
Collection of guarantee deposits	2	72	984
Payment of guarantee deposits	(135)	(311)	(2,489)
Other	3	(50)	(625)

Net cash used in investing activities	(5,148)	(58,544)	(55,278)

Cash flows from financing activities
Proceeds from issuance of common stock	253	436	8,835
Repurchase of senior notes	—	—	(50,307)
Repayment of obligations under capital lease	—	(2,968)	(4,831)
Acquisition of treasury stock	(6,002)	(22,937)	—

Net cash used in financing activities	(5,749)	(25,469)	(46,303)
Effect of exchange rates on cash and cash equivalents	(2,246)	(2,039)	2,672

Net increase (decrease) in cash and cash equivalents	9,894	3,547	(12,704)

Cash and cash equivalents
Beginning of the period	155,764	162,111	172,172

End of the period	$165,658	$165,658	$159,468